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                                                                   EXHIBIT 10.30

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") between LifePoint CSGP, LLC, a Delaware limited liability company ("LifePoint" or the "Company") and Kenneth
C. Donahey (the "Executive"), effective June 25, 2001 (the "Effective Date"), is hereby amended and restated effective as of December 31, 2004.

                                  WITNESSETH:

      WHEREAS, LifePoint Executive has served as the Chairman of the Board of Directors and Chief Executive Officer of the Company and as a member of Board of Directors and Chief Executive Officer of LifePoint Hospitals, Inc. since the Effective Date hereof; and

      WHEREAS, the Company desires to amend the terms of the Agreement to reflect the adoption of certain incentive and benefit programs in which the Executive participates, including the LifePoint Hospitals, Inc. Executive Performance and Incentive Plan and the LifePoint Hospitals, Inc. Change in Control Severance Plan, and to incorporate certain administrative modifications; and

      WHEREAS, the Executive is willing to continue to serve the Company as the Chairman of the Board of Directors, and as a member of such Board and Chief Executive Officer of LifePoint Hospitals, Inc. on the terms and conditions set forth herein, and to participate in the incentive and benefit programs that have heretofore been adopted in lieu of the benefits that are or have been the subject of this Agreement;

      NOW, THEREFORE, in consideration of the premises recited herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

      1. TERMS AND CONDITIONS OF EMPLOYMENT

            (a) Employment. LifePoint hereby agrees to employ the Executive and the Executive hereby agrees to remain in the employ of LifePoint on and subject to the terms and conditions of this Agreement.

            (b) Positions, Duties and Responsibilities. The Executive at all times shall serve as, and with the title, office, and authority of, the Chief Executive Officer of LifePoint, reporting directly to the Board of Directors of LifePoint Hospitals, Inc. (the "Board of Directors" or "Board") as well as serving as a member of the Board and as the Chairman of the Board. LifePoint shall use its best efforts to take such action as may be required to maintain the Executive's status as such.

            (c) Full-Time Employment. The Executive agrees to devote substantially all of his professional working time and attention to the benefit of LifePoint under the terms of this Agreement; provided, however, that nothing in this Agreement is intended nor shall be construed

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as limiting or restricting the Executive's right to engage in any activity that is unrelated to his position specified in paragraph (b) above, including, without limitation, managing private, passive investments, engaging in church, community, and civic activities and other activities approved by the Board, and serving as a director or a member of an advisory committee of any corporation or other entity on which the Executive is serving as of the Effective Date or any other corporation or entity that is not in competition with LifePoint, provided that such activities do not impinge in any material way upon the requirement that the Executive devote substantially all of his professional working time and attention to the Company and perform the duties of his position specified in paragraph (b) above.

      2. COMPENSATION

            In consideration of the services rendered by the Executive during the Agreement Term (as defined below), LifePoint shall (except as otherwise provided in item (iii) of paragraph (b) below), pay or provide the Executive with the compensation and benefits set forth below.

            (a) Salary. The Executive shall be paid a base salary (the "Base Salary") equal to $520,000 per annum, payable in bi-weekly installments. The Executive's Base Salary shall be reviewed not less than once each calendar year by the Compensation Committee of the Board of Directors of LifePoint and may be increased, but not decreased, in such Compensation Committee's sole and absolute discretion.

            (b) Annual Bonus. Notwithstanding anything contained herein, effective January 1, 2004, and continuing for the duration of this Agreement, including renewals and extensions hereof, the Executive shall be entitled to receive an annual bonus payment only to the extent that the Executive becomes entitled to such pursuant to an award made under the LifePoint Hospitals, Inc. Executive Performance and Incentive Plan, or pursuant to any other program or arrangement that is hereafter adopted by the Company as the successor thereto.

            (c) Benefits. The Executive, as of any date, shall be entitled to participate in the benefit plans offered at such time at a level which is no less than commensurate with the benefit level offered generally to other senior executives at such time.

      3. TERM AND TERMINATION OF EMPLOYMENT

            (a) Term. The term of this Agreement shall commence on the Effective Date and shall end on the third anniversary of the Effective Date (the "Agreement Term"); provided, however, that the Agreement Term shall be automatically extended for an additional year on the second anniversary of the Effective Date and on each succeeding anniversary of the Effective Date, unless written notice of non-extension is provided by LifePoint or the Executive to the other party at least 90 days prior to the applicable anniversary.

            (b) Termination of Employment. Nothing in this Agreement shall be construed to prevent the Executive from voluntarily terminating his employment with LifePoint at any time or to prevent LifePoint from terminating the Executive's employment at any time. Upon such termination, the provisions of
Section 4 shall apply.

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      4. COMPENSATION UPON TERMINATION OF EMPLOYMENT.

            If the Executive's employment with LifePoint is terminated during the Agreement Term, the Executive shall be entitled to the following in full satisfaction of his rights under this Agreement, notwithstanding anything elsewhere in this Agreement; provided, however, upon the occurrence of a termination event described in this Section 4 that would also entitle Executive to benefits under the LifePoint Hospitals, Inc. Change in Control Severance Plan (or any other arrangement established by the Company or an affiliate for the purpose of providing severance or change in control benefits), the Executive shall receive the greater (but not both) of: (i) the benefits described in this
Section 4 or, (ii) the benefits under such plan.

            (a) Involuntary Termination Without Cause or Termination for Good Reason. In the event the Executive's employment is terminated by the Company other than for Cause, death, or Disability, or is terminated by the Executive for Good Reason, the Company shall pay the Executive, and provide him with, the following:

            (i) His earned but unpaid Base Salary through the date of termination, any earned but unpaid bonus under Section 2(b) for the calendar year that ended prior to the date of termination and amounts due to the Executive from the Company as of the date of termination, all of which amounts shall be paid in a lump sum no later than fifteen (15) days after the date the Executive's employment terminates, and any payments, rights and benefits due as of the date of termination under the terms of all employee benefit plans and programs (in which he was a participant) in accordance with the terms of such plans and programs (collectively the "Accrued Rights").

            (ii) Continued payments pursuant to the Company's normal payroll practices at an annual rate of 100% of the Base Salary from the date of such termination until the second anniversary of such termination (the "Cut-Off Date").

            (iii) 75% of Base Salary (based on his Base Salary at the time of his termination) for each calendar year or fraction of a calendar year in the period from the first day of the calendar year in which such termination occurs through the Cut-Off Date, with the amount payable hereunder for the calendar year in which the Cut-Off Date occurs to be prorated (based on calendar days), all of which amounts shall be paid in a lump sum no later than fifteen (15) days after the date the Executive's employment terminates.

            (iv) His Insurance Coverage.

            (b) Voluntary Termination; Termination for Cause. In the event the Executive voluntarily terminates his employment hereunder or is terminated by the Company for Cause, the Company shall pay the Executive, and provide him with, any Accrued Rights.

            (c) Disability; Death. In the event the Executive's employment is terminated by reason of the Executive's death, or the Board of Directors determines in good faith that the Executive is Disabled, the Company shall pay, and provide the Executive (or his legal representative) with, the following:

            (i) His Accrued Rights.

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            (ii) Continued monthly payments at an annual rate of 100% of his then Base Salary from the date of such termination until the Cut-Off Date.

            (iii) 75% of his Base Salary (based in each case on the Base Salary at the time of his termination) for each calendar year or fraction of a calendar year in the period from the first day of the calendar year in which such termination occurs through the Cut-Off Date, with the amount payable hereunder for the calendar year in which the Cut-Off Date occurs to be prorated (based on calendar days) and with the amount payable hereunder for any calendar year to be payable as promptly as practicable after the close of such calendar year.

            (iv) His Insurance Coverage (if he is Disabled).

            For purposes of this Agreement, "Disability" shall mean the inability of the Executive, after reasonable accommodation, to perform the duties required hereunder for a period equal to or in excess of the waiting period under the Company's long term disability insurance policy, as determined in good faith by the Board of Directors.

            (d) Termination after Agreement Term. If the Executive's employment with the Company is terminated upon or following the close of the Agreement Term, and the Executive is not subject to a written agreement with the Company that replaces or supersedes this Agreement, he shall be entitled to the following in full satisfaction of his rights under this Agreement, notwithstanding anything elsewhere in this Agreement:

            (i) His Accrued Rights.

            (ii) If his employment terminates in the calendar year in which the Agreement Term ends and is not for Cause, 75% of his Base Salary prorated (based on calendar days) for the portion of such calendar year prior to the close of the Agreement Term (based on the Base Salary on the last day of the Agreement Term), all of which amounts shall be paid in a lump sum no later than fifteen (15) days after the date his employment terminates.

            (e) Stock Options. Any options covering shares of Common Stock held by the Executive at the time of the Executive's termination of employment shall be exercisable on or after the date of such termination in accordance with their terms.

            (f) Taxes. If there is a determination that the payments and other benefits called for under this Agreement, in combination with any other payments or benefits to or for the benefit of the Executive from LifePoint or any predecessor or successor organization, will result in the Executive's being subject to an excise tax under Section 4999 of the Code and/or if such an excise tax is assessed against the Executive as a result of such payments or other benefits, LifePoint shall make a Gross Up Payment (as defined in this Section 4(f)) to or on behalf of the Executive as and when such determination(s) and assessment(s), as appropriate, are made, provided the Executive takes such action as LifePoint reasonably requests under the

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circumstances to mitigate or challenge, or to mitigate and challenge, such tax and LifePoint complies with its obligations described below in this Section
4(f).

      A "Gross Up Payment" means a payment to or on behalf of the Executive which shall be sufficient to pay (i) any such excise tax in full, (ii) any federal, state and local income tax and social security and other employment tax on the payment made to pay the Executive's excise tax as well as any additional excise tax on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on the Executive if such interest or penalties are attributable to LifePoint's failure to comply with its obligations under this
Section 4(f) or applicable law. Any determination under this Section 4(f) by LifePoint or LifePoint's accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if LifePoint reasonably requests that the Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Executive complies with such request, LifePoint shall provide Executive with such information and such expert advice and assistance from LifePoint's accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

      5. TAX WITHHOLDING

            All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

      6. RESTRICTIVE COVENANTS

            (a) Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company will be one of the highest trust and confidence, both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company and all of its Affiliates (which term as used in this Agreement shall include, any person, corporation, partnership, general partner or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company), both during the term of this Agreement and thereafter. The Executive covenants and agrees as follows:

            (i) Protection. That he shall at all times use his best efforts and exercise diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company and its Affiliates, including, without limitation, the identity of their patients or customers (including third-party payers of any kind or nature) and suppliers, their arrangements with their patients or customers and suppliers, and their technical data, records, compilations of information, processes, computer software, and specifications relating to their patients or customers, suppliers, products and services.

            (ii) Nondisclosure. That he shall not at any time disclose any of such trade secrets and confidential and proprietary information, except as Executive reasonably

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      decides may be required in the course of his employment with the Company under Section 1 hereof or as may be required by law.

            (iii) Nonusage. That he shall not at any time use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

            The covenants contained in this Section 6(a) shall not be applicable to any information which is in the public domain, other than as a result of action by the Executive in violation of this Section 6(a), or which was obtained from sources other than the Company or its Affiliates who are not under a duty of nondisclosure. All files, records, documents, drawings, specifications, computer software, memoranda, notes, or other documents relating to the business of the Company and its Affiliates, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and its Affiliates and shall be delivered to the Company or its Affiliates as appropriate, and not retained by the Executive, upon termination of his employment for any reason whatsoever.

            (b) Non-Competition. The Executive covenants and agrees that, so long as he is employed by the Company, and for a period of two years following his termination of employment for Cause or his voluntary termination under
Section 4(b), the Executive shall not, without the prior written consent of the Company, directly or indirectly, as an employee, company, agent, principal, proprietor, partner, ten percent (10% or more) stockholder, consultant, director, or corporate officer, engage in any business that is in competition with the hospitals owned by the Company at the time of termination.

            (c) Modification. If the scope of any of the restrictions contained in this Section 6 is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be modified accordingly in any proceeding brought to enforce such restrictions.

            (d) Remedies for Breach of Restrictive Covenants. The covenants set forth in this Section 6 shall continue to be binding upon the Executive notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and that temporary and permanent injunctive relief shall be available to prevent the breach or any threatened breach thereof, without the necessity of proof of actual damages and without the necessity of posting a bond, cash or otherwise.

      7. SUCCESSORS

            (a) This Agreement shall be binding upon and shall inure to the benefit of LifePoint, its successors and assigns and any person, firm, corporation or other entity which

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succeeds to all or substantially all of the business, assets or property of
LifePoint in accordance with Section 7. Any successor to LifePoint shall be treated the same as LifePoint under this Agreement. LifePoint will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of such company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that such company would be required to perform it if no such succession had taken place.

            (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the legal representatives of the Executive's estate.

      8. NOTICES

            Any notice, demand, or communication required, permitted or desired to be given hereunder must be in writing to be effective, and shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

                 If to the Executive:      Kenneth C. Donahey
                                           5101 Country Club Drive
                                           Brentwood, TN 37027

                 If to LifePoint:          LifePoint Hospitals, Inc.
                                           103 Powell Court, Suite 200
                                           Brentwood, TN 37027
                                           Attn: Executive Vice President

      9. GOVERNING LAW

            This Agreement has been executed and delivered and shall be interpreted, construed, and enforced in accordance with the laws of the State of Tennessee.

      10. ENTIRE AGREEMENT

            This Agreement shall constitute the entire agreement of the parties hereto and may not be amended except in writing signed by all of the parties hereto. No oral statements or prior written materials not specifically incorporated herein shall be of any force or effect.

      11. SEVERABILITY

            In the event any provision of this Agreement is held to be unenforceable or void for any reason, the remainder of this Agreement shall be unaffected and shall remain in full force and effect in accordance with its terms.

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      12. NO ASSIGNMENT BY EXECUTIVE; BINDING EFFECT

            The Executive shall not assign this Agreement to any other party or parties without the prior written consent of LifePoint. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

      13. HEADINGS

            The headings used herein are for convenience only and do not limit the contents of this Agreement.

      14. DEFINITIONS

      (a) For purposes of this Agreement, "Cause" shall mean:

            (i) The conviction of the Executive of a felony under the laws of the United States or any state thereof, whether or not appeal is taken, as determined by the Board of Directors in good faith.

            (ii) The conviction of the Executive for a violation of criminal law involving the Company and its business that materially damages the Company as determined by the Board of Directors in good faith.

            (iii) The willful misconduct of the Executive, or the willful or continued failure by the Executive (except in the case of a Disability as provided in Section 4(c) hereof) to substantially perform his duties hereunder, in either case which has a material adverse effect on the Company as determined by the Board of Directors in good faith.

            (iv) The willful fraud or material dishonesty of the Executive in connection with his performance of his duties to the Company and involving the finances of the Company as determined by the Board of Directors in good faith.

            (v) Executive's repeated use of alcohol in a manner which in the opinion of the Board of Directors materially impairs the ability of the Executive to effectively perform the Executive's duties and obligations under this Agreement, or the illegal use, possession, or sale of, or impaired performance due to the illegal use of, controlled substances.

            (vi) a violation of the Company's policies on sexual or other illegal harassment of a Company employee by the Executive as determined by the Board of Directors in good faith.

In no event, however, shall the Executive's employment be considered to have been terminated for "Cause" under this Agreement unless and until the Executive receives written notice from the Board of Directors stating in detail the acts or omissions constituting Cause and the Executive has the opportunity to cure to the Board of Directors' satisfaction any such acts or omissions, in the case of
(iii), (v) or (vi) above, within 30 days of the Executive's receipt of such notice. The foregoing shall not limit the right of the Board of Directors to suspend the Executive from his

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day-to-day responsibilities with the Board of Directors pending the completion of such notice and cure procedures.

      (b) For purposes of this Agreement, "Good Reason" shall mean: (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including the loss of any of his titles or position as Chairman of the Board, a member of the Board and Chief Executive Officer, and any other status, offices, titles or reporting relationships), authority, duties or responsibilities as contemplated by Section 1 hereof, any adverse change in the Executive's reporting responsibilities, or any action by LifePoint that results in a diminution in such position, authority, duties or responsibilities, but excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by LifePoint promptly after receipt of notice thereof given by the Executive; (ii) any diminution in Executive's total compensation in violation of Section 2; (iii) the relocation, without the consent of the Executive, of LifePoint's principal executive offices or the offices of the Executive to a location more than 40 miles from Nashville, Tennessee, (iv) a termination of Executive's employment for any reason (other than his death) within twelve months after a Change in Control, or (v) any breach under Section 7 of this Agreement.

      (c) For purposes of this Agreement, "Change in Control" shall mean:

            (i) An acquisition (other than directly from LifePoint) of any voting securities of LifePoint (the "Voting Securities") by any "Person" (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) LifePoint or (B) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by LifePoint (a "Subsidiary") or (ii) LifePoint or any Subsidiary.

            (ii) The individuals who are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election or nomination for election by LifePoint's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if (1) such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest or (2) such

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      individual was designated by a Person who has entered into an agreement with LifePoint to effect a transaction described in clause (i) or (iii) of this Section 14(c); or

            (iii) The consummation, after approval by stockholders of LifePoint, of:

            (A) merger, consolidation or reorganization involving LifePoint unless

                  (1) The stockholders of LifePoint, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization or its parent corporation (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

                  (2) The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation; and

                  (3) No Person (other than LifePoint, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by LifePoint, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities.

            (B) A complete liquidation or dissolution of LifePoint; or

            (C) An agreement for the sale or other disposition of all or substantially all of the assets of LifePoint to any Person (other than a transfer to a Subsidiary).

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by LifePoint which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person; provided, however, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by LifePoint, and after such share acquisition by LifePoint, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

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      15. COUNTERPARTS

            This Agreement may be executed in counterparts, each of which will deem to be an original, but all of which together will constitute one in the same Agreement.

      IN WITNESS WHEREOF, LifePoint has caused this Agreement to be executed and the Executive has set his hand hereto on the day and year first written above.

                                            LIFEPOINT CSGP, LLC

                                       By:  _________________________________

                                       Its: _________________________________

                                            EXECUTIVE

                                            /s/ Kenneth C. Donahey
                                            ---------------------------------
                                            Kenneth C. Donahey


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